AGREEMENT

THIS AGREEMENT (this "Agreement") is entered into as of July 11, 2023 by and between Lifted Liquids, Inc. d/b/a Lifted Made (“Lifted”) and Florence Mirsky ("Mirsky"). Lifted and Mirsky may be collectively referred to herein as the “Parties” and each individually as a “Party”.

In consideration of the mutual representations and covenants set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows, intending to be legally bound hereby:

1.Mirsky has introduced Lifted to DreamFields Brands Inc. d/b/a Jeeter ("Jeeter").

2. Lifted has proposed to enter into a Manufacturing, Sales and Marketing Agreement (the "Jeeter Agreement") with Jeeter, pursuant to which, among other things:

(a) Jeeter would appoint Lifted as Jeeter's exclusive worldwide manufacturer, seller and distributor of products containing hemp-derived cannabinoids sold under the Jeeter brand and accessories therefor, including but not limited to disposable vapes, gummies, chocolates, joints and accessories therefor (the "Jeeter Products");

(b) Jeeter and Lifted would each pay one-half (50%) of all of the "Product Costs" as defined in the Jeeter Agreement (Lifted's 50% share of the Product Costs is herein referred to as the "Lifted Share of the Product Costs"); and

(c) The "Aggregate Product Revenue" as defined in the Jeeter Agreement would be allocated sixty percent (60%) to Jeeter and forty percent (40%) to Lifted (Lifted's 40% share of the Aggregate Product Revenue is herein referred to as the "Lifted Share of the Aggregate Product Revenue").

3. Lifted makes no representation, warranty, guarantee or assurance whatsoever to Mirsky regarding: (a) whether or not Jeeter and Lifted will actually enter into the Jeeter Agreement; or (b) if Jeeter and Lifted actually enter into the Jeeter Agreement, what the Product Costs or Lifted's Share of the Product Costs will be, or what the Aggregate Product Revenue or Lifted's Share of the Aggregate Product Revenue will be.

4.Lifted agrees and covenants that Lifted shall copy Mirsky on all reports sent by Lifted to Jeeter calculating the Project Costs and the Aggregate Product Revenue.

5. Mirsky agrees and acknowledges that: (a) the Project Costs, Lifted's Share of the Product Costs, the Aggregate Product Revenue, and Lifted's Share of the Aggregate Product Revenue, shall be conclusively calculated and determined pursuant to the Jeeter Agreement; (b) all such calculations and determinations shall be conclusive and binding upon Mirsky; and (c) Mirsky shall have no right to challenge or appeal any such calculations or determinations via any lawsuit, arbitration or other type of claim whatsoever.

6. In consideration of Mirsky's introduction of Jeeter to Lifted, Lifted agrees that during the "Initial Term" (as defined in the Jeeter Agreement) and during any "Renewal Term" (as defined in the Jeeter Agreement), Lifted shall pay to Mirsky, in regard to each calendar quarter, a finder's fee equal to Six and One-Half Percent (6.5%) of the amount, if any, by which Lifted's Share of the Aggregate Product Revenue exceeds Lifted's Share of the Product Costs during such calendar quarter, within forty-five (45) days following the end of such calendar quarter. For example, if during the calendar quarter beginning on October 1, 2023 and ending on December 31, 2023, Lifted's Share of the Aggregate Product Revenue is $500,000 and Lifted's Share of the Product Costs is $300,000, then Lifted shall pay to Mirsky, no later than February 15, 2024, a finder's fee equal to ($500,000 - $300,000) X 0.065 = $13,000.

7. This Agreement may not be modified or amended, including by custom, usage of trade or course of dealing, except by an instrument in writing, signed by duly authorized officers of both Parties hereto. Performance of any obligation required of a Party hereunder may be waived only by a written waiver signed by a duly authorized officer of the other Party, which waiver shall be effective only with respect to the specific obligation described therein. The waiver by a Party hereto of a breach of any obligation of the other shall not operate or be construed as a waiver of any subsequent breach of the same provision or any other provision of this Agreement.

8.Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by certified mail, return receipt requested, to the following addresses, unless the Parties are subsequently notified of any change of address in accordance with this Section.

Lifted Liquids, Inc.	Florence Mirsky
5511 95th Ave	3846 Sherwood Place
Kenosha, WI 53144	Sherman Oaks, CA 91423
ATTN: Nicholas Warrender

COPY TO:	COPY TO:

Marc C. Smith
FOX ROTHSCHILD LLP	________________________
321 N. Clark Street, Suite 1600	________________________
Chicago, Illinois 60654	________________________
(312) 517-9200	(____) _________________
mcsmith@foxrothschild.com	__________@______________

Any notice shall be deemed to have been received as follows: by personal delivery, upon receipt; or by certified mail, return receipt requested, upon receipt.

9.Any controversy or claim between the Parties relating to this Agreement shall be resolved through arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The panel shall consist of at least at least one (1) arbitrator. Any such arbitration hearing shall be held in Chicago, Illinois. The validity and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois. If any arbitration, lawsuit or other action or proceeding is brought to enforce or interpret the provisions of this Agreement, the substantially prevailing Party shall be entitled to receive from the non-substantially prevailing Party its reasonable attorneys’ fees and other legal or professional expenses.

10.Each Party represents and warrants that it has full authority to enter into this Agreement, that this Agreement has been duly and validly executed and delivered by such Party, and that this Agreement constitutes a legal, valid and binding agreement of such Party, enforceable against such Party in accordance with its terms. Each Party represents and acknowledges that such Party has reviewed this Agreement with such Party's legal counsel.

11.`This Agreement constitutes the entire understanding and contract between the Parties and supersedes any and all prior and contemporaneous, oral or written representations, communications, understandings, and agreements between the Parties with respect to the subject matter hereof.  The Parties acknowledge and agree that neither of the Parties is entering into this Agreement on the basis of any representations or promises not expressly contained herein.

IN WITNESS WHEREOF, the Parties have set their hands and seals on the date and year first above written.

LIFTED LIQUIDS, INC.

By:    /s/ Nicholas S. Warrender      /s/ Florence Mirsky

Name:  Nicholas S. WarrenderFlorence Mirsky

Title: CEO